Exhibit 11. Statement re computation of per share earnings.

TORCHMARK CORPORATION

COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended June 30,
	2011	2010
Income from continuing operations	148,940,000	119,848,000
Income from discontinued operations	0	6,201,000

Net Income	$148,940,000	$126,049,000

Basic weighted average shares outstanding	111,010,134	123,025,733
Diluted weighted average shares outstanding	112,831,214	123,904,845
Basic net income per share:
Continuing operations	$1.34	$0.97
Discontinued operations	0.00	0.05

Total basic net income per share	$1.34	$1.02

Diluted net income per share:
Continuing operations	$1.32	$0.97
Discontinued operations	0.00	0.05

Total diluted net income per share	$1.32	$1.02

	Six Months Ended June 30,
	2011	2010
Income from continuing operations	255,072,000	235,241,000
Income from discontinued operations	(599,000)	12,484,000

Net Income	$254,473,000	$247,725,000

Basic weighted average shares outstanding	113,897,688	123,644,208
Diluted weighted average shares outstanding	115,722,017	124,492,899
Basic net income per share:
Continuing operations	$2.24	$1.90
Discontinued operations	(0.01)	0.10

Total basic net income per share	$2.23	$2.00

Diluted net income per share:
Continuing operations	$2.21	$1.89
Discontinued operations	(0.01)	0.10

Total diluted net income per share	$2.20	$1.99